Exhibit 23.12

CONSENT OF DIRECTOR-NOMINEE

This Consent of Director-Nominee is delivered in connection with the registration statement on Form F-1 (Registration No. 333-207621) (as it may be amended from time to time, the “Registration Statement”) of Brookfield Business Partners L.P.

The undersigned consents to being named and described in the Registration Statement, the prospectus forming part of the Registration Statement, and any related free writing prospectus, as a person who will become a director of the general partner of Brookfield Business Partners L.P. and the filing of this Consent as an exhibit to the Registration Statement.

December 21, 2015

/s/ Don Mackenzie
Don Mackenzie